Exhibit 99.1

Rica Foods, Inc. Receives Non-Compliance Notification from the AMEX

MIAMI—January 3, 2006—Rica Foods, Inc. (AMEX:RCF; the “Company”). As expected and pursuant to prior conversations with the American Stock Exchange (“AMEX”), the Company announced that it received notice (the “AMEX Notice”) from the staff of the AMEX indicating that the Company is not in compliance with certain of the AMEX continued listing standards.

As previously disclosed by the Company on Form 8-K filed on December 21, 2005, the Board of Directors of the Company received a letter from a shareholder alleging the occurrence of certain undisclosed transactions between the Company and Mr. Calixto Chaves, his affiliates and/or Industrias Avicolas Integrades, S.A., a Nicaraguan poultry and animal feed company, during Mr. Chaves’ tenure as Chief Executive Officer of Rica from August 1996 until January 2005. A Special Investigation Subcommittee (the “Committee”) of the Audit Committee was established and charged with, among other things: (i) conducting an investigation relating to the allegations and (ii) reviewing the allegations to determine other facts reasonably necessary to allow the Company and its advisers to determine the appropriate disclosures necessary or desirable in connection therewith.

Although the Committee’s investigation is on-going, the Committee has secured certain statements and/or documents that indicate all of the alleged debts, pledges and guaranties of the Company have been satisfied and/or cancelled since at least July 2004.

Based on the Committee’s work to date, the Company believes that the alleged transactions will have an effect on certain of the Company’s previously filed financial statements and/or notes related thereto. Accordingly, on December 15, 2005, the Board of Directors determined that the Company’s audited and un-audited financial statements and related independent auditors’ reports since December 1999 should no longer be relied upon.

As previously disclosed by the Company, Stonefield Josephson, Inc., the Company’s independent accountant (“Stonefield”), effective December 15, 2005, withdrew its audit reports dated December 27, 2004, December 29, 2003 and May 23, 2003 with respect to the Company’s financial statements for the fiscal years ended September 30, 2004, 2003 and 2002 (the “Stonefield Audited Financial Statements”) and indicated to the Company that that it should make appropriate disclosure that the Stonefield Audited Financial Statements and the related audit reports should not be relied upon. The AMEX Notice indicates that, in light of the foregoing, the Company’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2004, 2003 and 2002 are now considered defective filings, which constitutes a violation of Sections 134 and 1101 of the AMEX Company Guide and a material violation of the Company’s listing agreement with the AMEX.

The AMEX Notice indicates that the Company is required to contact the AMEX by January 4, 2006 to, among other things, discuss any new developments and indicate whether or not the Company intends to submit a Compliance Plan (as defined below). The AMEX Notice further indicates that, in order to maintain its AMEX listing, the Company must submit a plan by January 10, 2006, advising the AMEX of actions it has taken, or will take, that would bring the

Company in compliance with the Sections 134 and 1101 of the AMEX Company Guide by no later than February 22, 2006 (the “Compliance Plan”). The Company intends to use its best efforts to provide the Compliance Plan to the AMEX prior to the required date

If the Compliance Plan is accepted by the AMEX, the listing of the Company’s common stock will continue pursuant to an extension. The AMEX Notice states that if the Company fails to provide an acceptable plan by January 10, 2006 or is not in compliance with the continued listing standards by February 22, 2006, the AMEX may initiate delisting proceedings, as appropriate. In either event, the Company may appeal if the AMEX staff makes a determination to initiate delisting proceedings in accordance with applicable AMEX rules.

In the AMEX Notice, the AMEX also noted that, within five days of the date of the AMEX Notice, the Company will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the continued listing standards and “.LF” will be appended to the Company’s trading symbols whenever such trading symbols are transmitted with a quotation or trade. Accordingly, RCF will trade as RCF.LF. The website posting and indicator will remain in effect until the Company has regained compliance with all applicable continued listing standards.

The Company is devoting substantial resources and working with its independent auditors to complete and file restated financial statements as soon as reasonably possible and to restore its compliance with the AMEX requirements. However, despite the Company’s best efforts, there can be no assurances that the Company will be able to regain compliance with all applicable AMEX continued listing standards by February 22, 2006 or that its independent auditors will consent to the Company’s revised accounting treatment or reissue their audit reports on the Company’s restated financial statements.

ABOUT RICA FOODS, INC.

The Company’s operations are largely conducted through its operating subsidiary, Corporacion Pipasa, S.A. Pipasa’s primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. Pipasa exports its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.